Exhibit 99.1

Kodak Reports Third-Quarter 2020 Financial Results

ROCHESTER, N.Y.--(BUSINESS WIRE)--November 10, 2020--Eastman Kodak Company (NYSE: KODK) today reported financial results for the third quarter 2020, including consolidated revenues of $252 million and a $13 million increase in cash.

Third-quarter highlights include:

  Consolidated revenues of $252 million
  A cash balance of $193 million at quarter-end
  Full conversion of the $100 million secured convertible notes into common stock

“As the pandemic continued during the third quarter, Kodak stayed focused on keeping our employees safe and serving customers while carefully managing our costs and cash,” said Jim Continenza, Kodak’s Executive Chairman and CEO. “We continue to invest in leading-edge digital print technology and winning eight awards recently in three prestigious print industry competitions provides external validation of that commitment. Looking forward, we’ll continue to build on our strengths in print and advanced materials & chemicals, including our existing business in manufacturing pharmaceutical ingredients.”

For the quarter ended September 30, 2020, revenues declined by approximately $63 million compared with the same period in 2019. Kodak ended the quarter with a cash balance of $193 million, up from the June 30, 2020 cash balance of $180 million. GAAP net loss was $445 million for the quarter ended September 30, 2020, which included a charge of $416 million to reflect the increased value of the derivative liability embedded in the convertible notes immediately prior to conversion. Operational EBITDA was negative $1 million for the quarter ended September 30, 2020.

During the quarter, $100 million of the Company’s 5.00% Secured Convertible Notes due 2021 were converted into shares of the Company’s common stock. The Company’s delivery of the conversion shares and its payment of the accrued interest satisfies the Company’s obligations under the Notes. As a result of the conversion of all of the Notes, the lien granted by the Company on certain of its assets to secure the Notes was released.

“Kodak delivered improved revenue compared with the second quarter of the year while improving its financial position,” said David Bullwinkle, Kodak’s CFO. “During the third quarter, the Company reduced its debt by $100 million due to the conversion of the convertible notes and its cash balance increased by $13 million.”

Revenue and Operational EBITDA by Reportable Segment Q3 2020 vs. Q3 2019

($ millions)

Q3 2020 Actuals	Traditional Printing	Digital Printing	Advanced Materials & Chemicals	Brand	Total
Revenue	$146	$56	$44	$3	$249
Operational EBITDA *	$5	$(3)	$(6)	$3	$(1)

Q3 2019 Actuals	Traditional Printing	Digital Printing	Advanced Materials & Chemicals	Brand	Total
Revenue	$187	$70	$53	$3	$313
Operational EBITDA *	$21	$(3)	$(6)	$2	$14

Q3 2020 vs. Q3 2019 Actuals B/(W)	Traditional Printing	Digital Printing	Advanced Materials & Chemicals	Brand	Total
Revenue	$(41)	$(14)	$(9)	$-	$(64)
Operational EBITDA *	$(16)	$-	$-	$1	$(15)

Q3 2020 Actuals on constant currency ** vs. Q3 2019 Actuals B/(W)	Traditional Printing	Digital Printing	Advanced Materials & Chemicals	Brand	Total
Revenue	$(44)	$(15)	$(9)	$-	$(68)
Operational EBITDA *	$(16)	$-	$-	$1	$(15)

* Total Operational EBITDA is a non-GAAP financial measure. The reconciliation between GAAP and non-GAAP measures is provided in Appendix A of this press release.

** The impact of foreign exchange represents the 2020 foreign exchange impact using average foreign exchange rates for the three months ended September 30, 2019, rather than the actual average exchange rates in effect for the three months ended September 30, 2020.

Eastman Business Park segment is not a reportable segment and is excluded from the table above.

About Kodak

Kodak is a global technology company focused on print and advanced materials & chemicals. We provide industry-leading hardware, software, consumables and services primarily to customers in commercial print, packaging, publishing, manufacturing and entertainment. We are committed to environmental stewardship and ongoing leadership in developing sustainable solutions. Our broad portfolio of superior products, responsive support and world-class R&D make Kodak solutions a smart investment for customers looking to improve their profitability and drive growth. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at Kodak.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs and business trends and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions.

Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from the forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2019 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” in the corresponding sections of Kodak’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; Kodak’s ability to achieve cash forecasts, financial projections and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to comply with the covenants in its asset based credit facility; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its Series A Preferred Stock and debt; the impact of the global economic environment or medical epidemics such as the COVID-19 pandemic; whether the U.S. International Development Finance Corporation approves and makes the potential $765 million loan to a subsidiary of Kodak to support the launch of Kodak Pharmaceuticals and the impact of the circumstances relating to such potential loan and any related announcements, investigations, litigations and claims; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability to provide or facilitate financing for its customers; the performance by third parties of their obligations to supply products, components or services to Kodak; and Kodak’s ability to effect strategic transactions, such as divestitures, acquisitions, strategic alliances and similar transactions, or to achieve the benefits sought to be achieved from such strategic transactions.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

APPENDICES

A. NON-GAAP MEASURES

In this third quarter 2020 financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA; and
  Revenues and Operational EBITDA on a constant currency basis.

Kodak believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of Kodak, its financial condition, results of operations and cash flow.

Kodak’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). Operational EBITDA represents the earnings (loss) from continuing operations excluding the provision for income taxes; non-service cost components of pension and OPEB income; depreciation and amortization expense; restructuring costs; stock-based compensation expense; consulting and other costs; idle costs; other operating (expense) income, net (unless otherwise indicated); interest expense; loss on early extinguishment of debt and other charges, net.

The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended September 30, 2019, rather than the actual average exchange rates in effect for the three months ended September 30, 2020.

The following table reconciles the most directly comparable GAAP measure of Net Loss to Operational EBITDA for the three months ended September 30, 2020 and 2019, respectively:

(in millions)
	Q3 2020	Q3 2019	$ Change
Net Loss	$(445)	$(5)	$(440)
Depreciation and amortization	9	14	(5)
Restructuring costs and other (1)	1	3	(2)
Stock based compensation	17	1	16
Consulting and other costs (2)	4	2	2
Idle costs (3)	1	1	-
Other operating (Income) loss, net, excluding income from transition services agreement (4)	-	12	(12)
Interest expense (1)	3	4	(1)
Pension income excluding service cost component (1)	(26)	(26)	-
Loss on early extinguishment of debt (1)	2	-	2
Other charges, net (1)	432	6	426
Income from discontinued operations, net of income tax (1)	-	(5)	5
Provision for income taxes (1)	1	7	(6)
Operational EBITDA	$(1)	$14	(15)

Footnote Explanations:

  As reported in the Consolidated Statement of Operations.
  Consulting and other costs are primarily professional services and internal costs associated with certain corporate strategic initiatives and investigations.
  Consists of costs such as security, maintenance and utilities required to maintain land and buildings in certain locations not used in any Kodak operations and the costs, net of any rental income received, of underutilized portions of certain properties.
  $1 million and $2 million of income from the transition services agreement related to the sale of the Flexographic Packaging Business was recognized in the three months ended September 30, 2020 and 2019, respectively. The income was reported in Other operating (income) expense, net in the Consolidated Statement of Operations. Other operating (income) expense, net is typically excluded from the segment measure. However, the income from the transition services agreement was included in the segment measure.

B. FINANCIAL STATEMENTS

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)
	Three Months Ended September 30,
	2020	2019
Revenues
Sales	$195	$249
Services	57	66
Total revenues	252	315
Cost of revenues
Sales	183	216
Services	38	46
Total cost of revenues	221	262
Gross profit	31	53
Selling, general and administrative expenses	56	48
Research and development costs	8	11
Restructuring costs and other	1	3
Other operating (income) expense, net	(1)	10
Loss from continuing operations before interest expense, pension income excluding service cost component, loss on early extinguishment of debt, other charges, net and income taxes	(33)	(19)
Interest expense	3	4
Pension income excluding service cost component	(26)	(26)
Loss on early extinguishment of debt	2	—
Other charges, net	432	6
Loss from continuing operations before income taxes	(444)	(3)
Provision for income taxes	1	7
Loss from continuing operations	(445)	(10)
Income from discontinued operations, net of income taxes	—	5
Net loss	$(445)	$(5)

The notes accompanying the financial statements contained in the Company’s third quarter 2020 Form 10-Q are an integral part of these consolidated financial statements.

EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$193	$233
Trade receivables, net of allowances of $11 and $8, respectively	153	208
Inventories, net	232	215
Restricted cash - current portion	7	12
Other current assets	35	36
Current assets held for sale	2	2
Total current assets	622	706
Property, plant and equipment, net of accumulated depreciation of $424 and $423, respectively	150	181
Goodwill	12	12
Intangible assets, net	40	47
Operating lease right-of-use assets	50	49
Restricted cash	41	45
Deferred income taxes	—	147
Other long-term assets	305	228
TOTAL ASSETS	$1,220	$1,415

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY
Accounts payable, trade	$118	$153
Short-term borrowings and current portion of long-term debt	2	2
Current portion of operating leases	12	12
Other current liabilities	163	201
Total current liabilities	295	368
Long-term debt, net of current portion	17	109
Pension and other postretirement liabilities	376	378
Operating leases, net of current portion	49	48
Other long-term liabilities	206	231
Total liabilities	943	1,134

Commitments and Contingencies (Note 11)

Redeemable, convertible Series A preferred stock, no par value, $100 per share liquidation preference	189	182

Equity (Deficit)
Common stock, $0.01 par value	—	—
Additional paid in capital	1,156	604
Treasury stock, at cost	(9)	(9)
Accumulated deficit	(640)	(79)
Accumulated other comprehensive loss	(419)	(417)
Total shareholders' equity	88	99
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY	$1,220	$1,415

The notes accompanying the financial statements contained in the Company’s third quarter 2020 Form 10-Q are an integral part of these consolidated financial statements.

Contacts

Media Contact:
Kurt Jaeckel, Kodak, +1 585-490-8646, kurt.jaeckel@kodak.com

Investor Contact:
Paul Dils, Kodak, +1 585-724-4053, shareholderservices@kodak.com